EXHIBIT 5.1


                                             January 17, 1996

FastComm Communications Corporation
45472 Holiday Drive
Sterling, Virginia  20166

                     Re: Registration Statement on Form S-8
                         ----------------------------------

Dear Sirs:

     We have acted as counsel to FastComm Communications Corporation, a Virginia corporation (the "Company"), in connection with the preparation and filing with the Securities an Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of 1,047,251 shares (the "Shares") of the Company's Common Stock, par value $.01 per share.

     In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     We are of the following opinion:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

     2. The Shares have been duly authorized and validly issued, and are fully paid and non-assesssable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                        Very truly yours,

                                        /s/ AMON & SABATINI